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                                                                     EXHIBIT 3.4


                                  "COMPANY ACT"

                              TTC/TRUCK TECH CORP.


                               Altered Memorandum

      (As altered by the Special Resolution passed October 25, 1991.)

      1. The name of the Company is TTC/TRUCK TECH CORP.

      2. The authorized capital of the Company consists of TWENTY FIVE MILLION (25,000,000) common shares without par value.